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                                                                      EXHIBIT 99

RoweCom To Acquire Corporate Subscription Services

CSS to Become RoweCom Professional Services Group; Adds 138 New Corporate
Accounts

CAMBRIDGE, Mass.-June 14, 1999-RoweCom Inc. (Nasdaq: ROWE), the leading provider of business-to-business e-commerce solutions for managing the acquisition of knowledge resources, today announced that it will acquire Corporate Subscription Services, Inc. (CSS), a privately-held provider of knowledge resource management via the Internet...
The transaction, which will be accounted for under the purchase method, will call for approximately $6 million from RoweCom, combining cash and common stock. The deal is expected to close prior to the end of the second quarter.

Based in Montvale, N.J., 20 year old CSS has recently experienced accelerated growth related to the introduction of its internet based service. The company reports unaudited revenues of approximately $8 million in 1998, and while not yet reaching net profitability, reports gross margins of about 12% compared to RoweCom's recent level of 1.7%, and generates positive operating cash flow. Corporate Subscription Services' focus on the business to business market is evidenced by its impressive list of over 138 corporate accounts, reaching over 35,000 desktops and processing more than 100,000 subscriptions annually. CSS has established a niche in the professional services market and is focused on increasing its presence in such practices as management consulting, accounting, public relations and advertising.

"This acquisition, while being a model for perfect synergies, represents the first step in our execution of RoweCom's strategy to target new markets such as the small or home office end user," said Dr. Richard Rowe, president and CEO of RoweCom. "CSS has a substantial subscription catalog, a loyal client base and a solid record of sales growth, and they have created a clear niche in the information industry. With this acquisition we have taken a major step towards expanding RoweCom's share of the professional services market. Our goals of expanding our installed client base within new and existing markets and increasing the presence of kStore on corporate desktops continue to be met, both through organic growth and now, acquisition."

CSS's management philosophy is based on an ardent dedication to its clients. Like RoweCom's Client Support program, CSS' Marketing Guidance Group has established a Client Retention Program aimed at keeping customers, increasing average purchase size and frequency, and encouraging referrals.

"RoweCom's resources and leadership position will enable us to expand the services we provide to our clients by adding content, functionality, resources and vision to transform this industry for the next century," said Julie Sue Beckerman, president of CSS. "I can't think of a better fit in terms of vision, leadership, commitment to client service and creativity, than what we have found with RoweCom. We are very excited to be part of the team and to continue our work together to provide the very best services to the business to business market."

"CSS truly complements RoweCom's emphasis on client service," continued Dr. Rowe. "We are particularly impressed by CSS' attention to client retention and we intend to integrate many of their initiatives into our own client service program. CSS' industry relationships and streamlined management services were also key factors in our decision. As always, RoweCom is guided by a three-pronged growth strategy: In addition to expanding market share, the acquisition enhances our ability to deepen content and increase functionality."

CSS will become the RoweCom Professional Services Group, which will be managed by Julie Sue Beckerman, founder and president of CSS, and David Rifkin, executive vice president and chief operating officer of CSS, who will serve as President and Senior Vice President, respectively, of the RoweCom Professional Services Group.

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About RoweCom Inc.
A first mover in business-to-business e-commerce, RoweCom Inc. develops and operates Web-based services that enable businesses to manage the acquisition of knowledge resources such as magazines, newspapers, journals and books. RoweCom's flagship services, Knowledge Store (kStore) and Knowledge Library (kLibrary), provide new levels of control, convenience, and cost-savings, allowing companies to order, pay for and manage 45,000 titles online as well as 8 million discounted books via RoweCom partner barnesandnoble.com. With clients ranging from Fortune 1000 companies to academic libraries, RoweCom serves organizations with intensive knowledge requirements and high-volume purchases. The publicly-held company [Nasdaq: ROWE] is headquartered in Cambridge, Mass. and has an office in London, Ontario. For more information, visit RoweCom on the Web at http://www.rowe.com or call 1-800-ROWECOM.

More information about CSS
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CONTACT:                         Investor Contact:
Ilyssa Frey                      Michael Lendener
RoweCom, Inc.                    Makovsky & Co
(617) 497-5800                   (212) 508-9690
ifrey@rowe.com                   mlendener@makovsky.com
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